Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

GT Biopharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	22,686,349	(1)	$0.73	(2)	$16,561,034.77	0.00013810	$2,287.07	-	-	-	-
Fees Previously Paid	-	-	-	-		-		-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-		-	-	-	-	-	-	-
	Total Offering Amounts							$16,561,034.77		$2,287.07
	Total Fees Previously Paid									-
	Total Fee Offsets									$2,269.90
	Net Fee Due									$17.18

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(b) and 0-11(a)(2)
Fee Offset Claims	GT Biopharma, Inc.	Form S-1	333-287963	June 11, 2025		$2,269.90	-	-	-	-	-
Fee Offset Sources	GT Biopharma, Inc.	Form S-1	333-287963		June 11, 2025	-	-	-	-	-	$2,269.90	(3)
Rule 457(p)
Fee Offset Claims
Fee Offset Sources

(1)	Represents shares of Common Stock, par value $0.001 per share (“Common Stock”), of GT Biopharma, Inc. (the “Company”), which consists of (i) 11,257,949 shares of Common Stock issuable upon the conversion of 5,111.1108 shares of Series L 10% Convertible Preferred Stock, par value $0.001 per share (the “Series L Preferred Stock”), (ii) 11,257,949 shares of Common Stock issuable upon the exercise of vested warrants issuable upon exercise of the Greenshoe Rights (as defined in the Registration Statement), and (iii) 170,451 shares of Common Stock issued to the holders of Series L Preferred Stock of record as of December 18, 2025 as a dividend, which represents 10% of the outstanding stated value of the Series L Preferred Stock, payable on January 1, 2026, offered for resale by the selling stockholders pursuant to the prospectus contained in this Registration Statement on Form S-1. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s Common Stock on January 16, 2026, as reported on The Nasdaq Capital Market.

(3)	The Company previously paid $22,793.10 with the respect to 22,515,898 shares of Common Stock included herein based on a maximum aggregate offering price of $147,805,360.57 in connection with its filing of the Registration Statement on Form S-1 (File No. 333-287963) on June 11, 2025 in connection with the Private Placement (as defined in the Registration Statement). In accordance with Rule 457(b) under the Securities Act, the Company is using $2,269.90 of the previously paid fees to offset the filing fee payable in connection with this amendment to this Registration Statement.